BEDFORD BANCSHARES, INC. AND SUBSIDIARY

                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                                       Three Months Ended
                                                           December 31
                                                       -------------------
                                                         1996        1995
                                                       --------    --------

Net Income .......................................   $  357,000   $  355,000
                                                     ==========   ==========

Primary and Fully Diluted:

Average Shares Outstanding, Net of
  unallocated ESOP Shares (61,793 and 67,468
    at December 31, 1996 and 1995, respectively.)     1,081,582    1,130,220
                                                     ==========   ==========

Per Share Amount .................................   $      .33   $      .31
                                                     ==========   ==========



     Earnings per share of common stock for the three months ended December 31, 1995 and 1996 have been determined by dividing net income for the periods by the weighted average number of shares of common stock outstanding net of unallocated ESOP shares.












                                      -12-